Exhibit 5.1

February 27, 2025

Targa Resources Corp.

811 Louisiana Street, Suite 2100

Houston, Texas 77002

Re:	Registration Statement No. 333-263730

Ladies and Gentlemen:

We have acted as counsel to Targa Resources Corp., a Delaware corporation (the “Company”), and the subsidiary guarantors set forth on Schedule I hereto (the “Subsidiary Guarantors”) with respect to certain legal matters in connection with the issuance by the Company of $1,000,000,000 aggregate principal amount of its 5.550% Senior Notes due 2035 (the “2035 Notes”), and of $1,000,000,000 aggregate principal amount of its 6.125% Senior Notes due 2055 (the “2055 Notes,” and, together with the 2035 Notes, the “Notes”) and the guarantee of the Notes (the “Guarantee,” and, together with the Notes, the “Securities”) by the Subsidiary Guarantors, under the Indenture dated as of April 6, 2022 (the “Base Indenture”), by and among the Company, the Subsidiary Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, dated as of February 27, 2025, setting forth the terms of the Notes (the “Tenth Supplemental Indenture,” and, together with the Base Indenture as so supplemented, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), which became automatically effective upon filing with the U.S. Securities and Exchange Commission (the “Commission”) on March 21, 2022 (Registration No. 333-263730) (as may be amended and supplemented from time to time, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and the Subsidiary Guarantors, as applicable, and others as to factual matters without having independently verified such factual matters. We are opining herein as to (i) the internal laws of the State of New York and (ii) the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (including, in each case, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

February 27, 2025 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor pursuant to the underwriting agreement, dated February 24, 2025, among the Company, the Subsidiary Guarantors and BofA Securities, Inc., MUFG Securities Americas Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, the Securities will have been duly authorized by all necessary corporate action of the Company and all necessary corporate, limited partnership or limited liability company action, as applicable, of the Subsidiary Guarantors, and will be legally valid and binding obligations of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with their terms.

Our opinion is subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Section 4.05 of the Base Indenture and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon; and (xiv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Securities (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, other than the Company and the Subsidiary Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Subsidiary Guarantors, enforceable

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against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 27, 2025, and to the reference to our firm contained in the Registration Statement and related prospectus under the heading “Legal.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Vinson & Elkins L.L.P. Vinson & Elkins L.L.P.

Schedule I

• Targa Energy GP LLC

• Targa Energy LP

• Targa GP Inc.

• Targa LP Inc.

• Targa Resources Finance Corporation

• Targa Resources GP LLC

• Targa Resources LLC

• Targa Resources Partners LP